Exhibit 99.1

Nanosphere Announces Record Q2 2015 Results
NORTHBROOK, IL - August 10, 2015 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial and operating results for the second quarter ended June  30, 2015.
Nanosphere achieved record revenues for the second quarter 2015, of $4.7 million compared to $2.7 million in the second quarter 2014. This 76% year-over-year revenue growth was driven by U.S. based microbiology laboratories’ continued adoption of our Gram Positive (BCGP) and Gram Negative (BCGN) blood culture tests, which grew more than 87% over Q2 2014. The Company also confirmed full year revenue guidance for 2015 of $18-20 million.
“We are pleased to report another consecutive quarter of record revenue and gross profit improvement. This progress is driven by a clear focus on execution and continued adoption of our Verigene system and its expanding menu though our U.S. customer base. In addition, we continue to make significant progress on our next generation Verigene system and expect to start clinical trials by year end,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “We are confident that our growth and competitive position in the market will continue to advance driven by our best in class performance, differentiated clinical and economic utility provided by our proprietary flex panel design, and continued productivity in our sales, cost reduction and development efforts.”

Gross margins increased to 49% in the second quarter of 2015 from 38% in the second quarter of 2014, driven by consumable cost reductions, coupled with lower royalty expenses due to the expiration of certain agreements. Sales, general and administrative expenses in the second quarter of 2015 decreased to $5.6 million from $6.7 million in the prior year period, and research and development expenses increased to $4.5 million in the second quarter of 2015, as compared to $4.0 million in the second quarter of 2014 due to continued investment in new product development
Net loss for the second quarter of 2015 was $8.6 million, as compared to $10.0 million in the second quarter of 2014.

Cash at June 30, 2015 was $23.9 million, with $3 million of this being restricted cash. Cash used in operations at the quarter ended June 30, 2015 was $13.7 million, compared to $18.6 million for the same period in 2014 due to a lower net operating loss.

Conference Call & Webcast
Tuesday, August 12, 2015 @ 8:30am Eastern Time/5:30am Pacific Time

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About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Farzana Moinuddin
Interim Chief Financial Officer
Nanosphere, Inc.
847-400-9000
fmoinuddin@nanosphere.us

Michael Rice
Founding Partner
LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product sales	$4,718	$2,672	$9,336	$5,955
Total revenue	4,718	2,672	9,336	5,955
Costs and expenses:
Cost of sales	2,384	1,669	4,870	3,692
Research and development	4,469	3,950	8,109	9,171
Sales, general, and administrative	5,606	6,737	10,831	12,382
Restructuring costs	—	—	513	—
Total costs and expenses	12,459	12,356	24,323	25,245
Loss from operations	(7,741)	(9,684)	(14,987)	(19,290)
Other income (expense):
Interest expense	(855)	(363)	(1,142)	(730)
Interest income	1	1	2	4
Total other expense	(854)	(362)	(1,140)	(726)
Net, and comprehensive loss	$(8,595)	$(10,046)	$(16,127)	$(20,016)

Deemed dividend on convertible preferred stock, due to beneficial conversion feature	$(5,803)	$—	$(5,803)	$—
Loss attributable to common shareholders	$(14,398)	$(10,046)	$(21,930)	$(20,016)
Net loss per common share - basic and diluted	$(2.25)	$(2.65)	$(3.58)	$(5.28)
Weighted average number of common shares outstanding - basic and diluted	6,392	3,795	6,128	3,791

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$20,862	$21,053
Restricted cash	3,000	—
Accounts receivable - net of allowance for doubtful accounts	3,392	4,292
Inventories	10,790	9,387
Other current assets	580	380
Total current assets	38,624	35,112
Property and equipment - net of accumulated depreciation	5,119	5,072
Intangible Assets - net of accumulated amortization	1,917	2,080
Other Assets	75	75
Total Assets	$45,735	$42,339
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,391	$1,827
Accrued compensation	1,511	943
Other current liabilities	2,582	3,173
Debt - net	15,240	9,716
Total current liabilities	22,724	15,659
Total liabilities	22,724	15,659
Commitments and contingencies:
Stockholders' Equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized;
Series A: no shares issued and outstanding as of June 30, 2015 December 31, 2014, respectively	—	—
Series B: 3,107 shares issued and no shares outstanding as of June 30, 2015, and no shares issued and outstanding as of December 31, 2014	1,633	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 7,383,652 shares and 5,866,318 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	74	59
Additional paid-in capital	459,337	448,527
Accumulated deficit	(438,033)	(421,906)
Total stockholders’ equity	23,011	26,680
Total liabilities and stockholders' equity	$45,735	$42,339